ORANGE-CO, INC.
                          2020  Highway 17 South
                              P. O. Box 2158
                           Bartow, Florida 33830


                      ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD FEBRUARY 24, 1994



                              PROXY STATEMENT


                               SOLICITATION



     The Board of Directors of Orange-co, Inc. (the Company) hereby solicits proxies to be used at the Annual Meeting of Stockholders of the Company to be held at Citrus and Chemical Bank, 600 North Broadway, Bartow, Florida on February 24, 1994 at 10:00 A.M. local time and at any and all adjournments thereof, and this proxy statement is furnished in connection therewith. A proxy may be revoked at any time prior to the exercise thereof by giving written notice of revocation to the Secretary of the Company at or before the Annual Meeting, by duly executing a subsequent proxy relating to the same number of shares or by attending the Annual Meeting and voting in person. In addition to the use of the mails, Directors, Officers, and regular employees may, without additional compensation, solicit proxies in person or by telephone, personal interview, mail, or telegraph. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of the Company's common stock to forward proxy soliciting material to the beneficial owners of such shares and the Company will reimburse such record holders for their reasonable expenses incurred in connection therewith. The cost of solicitation of proxies will be borne by the Company.

     It is anticipated that this proxy statement and accompanying notice, proxy card and the Company's Annual Report will first be sent to the stockholders of the Company on or about January 14, 1994.


                             VOTING SECURITIES

     The Company has only one class of voting securities outstanding, its Common Stock, $.50 par value per share of which 10,298,475 shares were outstanding as of January 6, 1994. Each share entitles the holder thereof to one vote. Only stockholders of record at the close of business on January 6, 1994 will be entitled to vote at the meeting or any and all adjournments thereof.


Securities Ownership of Certain Beneficial Owners

     The following table sets forth information as of January 6, 1994, regarding the ownership of the Company's Common Stock by each person known to the Company to be the beneficial owner of more than five percent (5%) of the Company's
Common Stock.

  Name and Address of              Amount and Nature of          Percent of
   Beneficial Owner                Beneficial Ownership             Class
  Ben Hill Griffin, Inc.                5,105,160(1)                49.57
  700 S. Alternate Hwy. 27
  Frostproof, Florida 33843

<F1>
(1)  Does not include 260,100 shares beneficially owned by Ben Hill
Griffin, III. Mr. Ben Hill Griffin, III, Chairman and Chief Executive Officer of the Company, beneficial owner of the majority of the voting stock of Ben
Hill Griffin, Inc., may be considered to be the indirect beneficial owner of the Company Common Stock owned by Ben Hill Griffin, Inc. by virtue of his power to direct the voting and disposition of the shares owned by Ben Hill Griffin, Inc.


                    NOMINEES FOR ELECTION AS DIRECTORS

     At the Annual Meeting nine Directors will be elected to hold office for the ensuing year or until their respective successors are duly elected and qualified. Unless authority is withheld on the attached form of proxy card, such proxy will be voted FOR the election of the nominees set forth below to serve as such Directors. Each of the nine nominees is presently a member of the Board of Directors, has consented to being named in this proxy statement and has notified management that they intend to serve, if elected. If any of the nominees should be unable to serve as a Director, the persons designated by proxies reserve full discretion to cast their votes for another person in his place.

     The Board of Directors recommends that Stockholders vote "FOR" the proposal to elect the nine nominees listed on pages 3 and 4 a

     The information set forth below as to age, shareholdings, and business experience for the past five years, including principal occupation or employment, has been furnished by each nominee, all of which are currently serving as directors:

                                                                    Shares
                                                                    Beneficially
                              Position, Principal Occupations       Owned as of         Percent
Name and Age                  and Other Directorships               January 6, 1994     of Class

Ben Hill Griffin III, 51(2)   Director, Chairman of the Board        260,000            2.4
                              and Chief Executive Officer of
                              the Company since May 28, 1992.
                              Chairman of the Board, President
                              and Chief Executive Officer of
                              Ben Hill Griffin Inc.,(citrus
                              production, harvesting and
                              packing,fertilizer manufacturing
                              and ranching). Director, Chairman
                              of the Board, President and Chief
                              Executive Officer of Alico, Inc.,
                              (a publicly-owned agribusiness
                              company).  Director of SunBank, N.A.

John R. Alexander, 57(2)      Director, Senior Vice President          1,000             *
                              and Secretary of the Company since
                              May 28, 1992.  Director, Vice
                              President and Secretary of Ben Hill
                              Griffin, Inc.  Director of Farm
                              Credit of Southwest Florida.

Richard A. Coonrod, 62        Director of the Company since            1,000             *
                              February 1990.  General Partner of
                              The Food Fund Limited Partnership,
                              (a venture capital partnership).
                              President and Chief Executive Officer
                              of Coonrod Agriproduction
                              Corporation (food andagribusiness).

Paul E. Coury, MD, 69         Director of the Company since            1,000             *
                              December 15, 1992. Practicing
                              physician and Managing Partner of
                              Miller, Caswall, Coury, and Nobo, P.A.

George W. Harris, Jr., 59(2)  Director of the Company since            1,000             *
                              December 15, 1992. Chairman of the
                              Board and Chief Executive Officer
                              of Citrus and Chemical Bank.

W. Bernard Lester, 54         Director of the Company since              600             *
                              May 28, 1992.  Director, Executive
                              Vice President and Chief Operating
                              Officer of Alico Inc.
                              (agribusiness).(4)

Gene Mooney, 50               Director of the Company since              100             *
                              October 14, 1993.  President and
                              Chief Operating Officer of the
                              Company since November 13, 1992.

C. B. Myers, Jr., 72(3)       Director of the Company since            6,500             *
                              May 28, 1992.  Practicing attorney
                              and President of Peterson,Myers,
                              Craig, Crews, Brandon & Puterbaugh,

Thomas H. Taylor, Sr., 58     Director of the Company since              250             *
                              May 28, 1992.  Chairman of the
                              Board and Chief Executive Officer
                              of Taylor Ranch, Inc. (agribusiness)

*  Less than one percent.

<F1>
(1) Does not include 5,105,160 shares owned by Ben Hill Griffin, Inc. over which Mr. Griffin has the power to direct its voting and disposition by reason of his position as a director and Chief Executive Officer;
       includes 10,100 shares owned by Mr. Griffin's minor children.

<F2>
(2)    Messrs. Griffin, Harris and Alexander are brothers-in-law.

<F3>
(3)    Mr. Myers and other members of Peterson, Myers, Craig, Crews, Brandon
       Puterbaugh, P.A. provided legal services to the Company during fiscal
       1993 and continue to provide such services as of the date of this proxy.

<F4>
(4)    49.62% of the common stock of Alico, Inc. is owned by Ben Hill Griffin
       Inc.

            The Board of Directors and Committees of the Board


Directors' Compensation

     Directors of the Company are paid $1,000 for each Board meeting and separately scheduled committee meeting attended. Out-of-pocket expenses related to their attendance at such meetings are reimbursed by the Company.


Further Information Concerning the Board of Directors

     The Board of Directors conducts its business through meetings of the Board and through its standing Committees. In accordance with the By-laws of the Company, the Board of Directors currently has an Executive, an Audit, and a Compensation Committee established as standing committees of the Board. The Board of Directors held ten meetings during fiscal 1993. Each Director attended at least 75 percent of the total number of meetings of the Board of Directors and the Committees on which they serve.


     The Executive Committee, which exercises, to the extent permitted by Florida Law, all the powers of the Board of Directors during intervals between Board meetings, consists of Ben Hill Griffin, III, W. Bernard Lester and
John R. Alexander.  The Executive Committee met seven times during fiscal 1993.


     The Audit Committee, which is composed of C. B. Myers, Jr.,
Thomas H. Taylor, Sr. and Richard A. Coonrod, has authority to recommend to the Board of Directors the independent public accountants to serve as auditors, review with the independent auditors the annual audit plan, the financial statements, the auditor's report and their evaluation and recommendations concerning the Company's internal controls and approve the types of professional services for which the Company may retain the independent auditors. The Audit Committee or its predecessor committee held two meetings during fiscal 1993.


     The Compensation Committee reviews the compensation of the executive officers of the Company and makes recommendations to the Board of Directors regarding such compensation. It also administers the Company stock option plans described herein in accordance with their terms. The members of the Compensation Committee are C. B. Myers, Jr., Thomas H. Taylor, Sr. and
Paul E. Coury. The Compensation Committee or its predecessor committee held four meetings during fiscal 1993.


                    EXECUTIVE OFFICERS AND COMPENSATION

     The Executive Officers shown below currently serve in the capacities indicated. Executive Officers are normally appointed by the Board of Directors and serve at the pleasure of the Board.

                                   Position, Principal Occupations
     Name and Age                           and Other Directorships

Ben Hill Griffin, III, 51     Chairman of the Board and Chief Executive Officer
                              and a Director of the Company since May 1992.
                              Since 1990, Mr. Griffin has served as Chairman of the Board, President and Chief Executive Officer of Ben Hill Griffin, Inc. ("BHGI"), a privately held agribusiness involved in the production, harvesting, packing and marketing of citrus products. Prior to 1990, Mr. Griffin served for several years as Vice Chairman and Senior Vice
                              President of BHGI. Also since 1990, Mr. Griffin has served as Chairman of the Board of Alico, Inc.
                              ("Alico"), a publicly-owned agribusiness company.
                              Mr. Griffin has also been President and Chief
                              Executive Officer of Alico since 1988.  Prior to
                              1988, Mr. Griffin was a Vice President of that company for ten years.


Eugene C. Mooney, 50          President and Chief Operating Officer of the
                              Company since November 1992. Mr. Mooney previously served as General Manager (in transition) of Winter Garden Citrus Products
                              Cooperative from April 1992 to November 1992.
                              Mr. Mooney served as Vice President of Operations and Sales for Silver Springs Citrus Cooperative,
                              Inc. from November 1989 to April 1992. Mr. Mooney served as Executive Vice President of L.D. Plante,
                              Inc. from 1985 to November 1989.


John R. Alexander, 57         Senior Vice President, Secretary and a Director of
                              the Company since May 1992. For over five years, Mr. Alexander has served as Director, Vice
                              President and Secretary of Ben Hill Griffin, Inc.



Dale A. Bruwelheide, 44       Vice President, Chief Financial Officer, Treasurer
                              and Assistant Secretary of the Company since
                              December 1991. Mr. Bruwelheide previously served as Vice President and Controller of the Company from May 1991 to December 1991. Mr. Bruwelheide also served as Assistant Secretary and Controller of the Company from January 1991 to May 1991. Mr.
                              Bruwelheide previously held the position of Vice
                              President of Finance with Ewell Industries, Inc.
                              for over five years.

Conrad L. Williams, 63        Vice President of Sales and Marketing since March
                              1991 for Orange-co of Florida, Inc. ("OCF"), a wholly-owned subsidiary of the Company.
                              Mr. Williams previously served as Director of Sales for OCF since August 1987.

                   STOCK OWNERSHIP OF EXECUTIVE OFFICERS

Stock ownership of executive officers, exclusive of those named previously under the caption "Nominees for Election as Directors", is as follows:
                                                                        Shares
                                                               Beneficially
                           Position, Principal Ocupations      Owned as of   Percent
Name and Age               and Other Directorships             1/6/94        of Class

Dale A. Bruwelheide, 44    Vice President and Chief Financial      5,100        *
                           Officer


Conrad L. Williams, 63     Vice President, Sales and Marketing     5,625        *
                           of Orange-co of Florida, Inc.


All Directors and                                                282,175       2.74
Executive Officers as a
group (11 persons)


   *  Less than one percent.


<F1>
(1) Consists of options to purchase 5,000 shares which are currently exercisable and 100 shares owned directly by Mr. Bruwelheide.

<F2>
(2) Consists of options to purchase 5,625 shares which are currently exercisable.

<F3>
(3) Does not include the beneficial interest which Mr. Griffin, III may have in the shares of the Company Common Stock owned by Ben Hill Griffin, Inc.
     which total 5,105,160 shares but does include options to purchase shares of the Company's Common Stock which are held by Executive Officers and are exercisable within 60 days.



                       COMPENSATION COMMITTEE REPORT

  The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside Directors and is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. The Committee has available to it an outside compensation consultant and access to independent compensation data. The
Committee thus has access to industry and area compensation information on executives in similar companies, both larger and smaller than the Company.

  The Company's executive compensation program provides an overall level of compensation that is competitive within the Florida citrus industry. Actual compensation levels may be greater or less than average competitive levels in surveyed companies based on annual long-term Company performance as well as individual performance. The Compensation Committee uses discretion to set executive compensation where in its judgement external, internal or individual circumstances warrant, but considering the level of profits achieved, the relative relationship of each executive's contribution to the Company's success and each executive's performance of his assigned responsibilities. The Company does not employ any set formula in determining these bonuses because the Company believes it is best to evaluate its executives' performance in light of the industry conditions existing during the year due to the volatile nature of the citrus industry. Generally, however, the higher the profit achieved by the Company, the greater the bonuses awarded to the Company executives.

  The Company's executive compensation program is comprised of base salary, annual cash incentive compensation and various benefits, including medical and pension plans generally available to employees of the Company. In the Committee's opinion, the Company's executives are properly compensated at the present time when compared with others in similar positions in companies of the same size in the Florida citrus industry.

  No member of the Committee is a former or current Officer or employee of the Company or any of its subsidiaries.


                          C. B. Myers, Jr., Chairman
                          Thomas H. Taylor, Sr.
                          Paul E. Coury, M.D.
                          Members of the Compensation Committee



       COMPENSATION COMMITTEE INTERLOCKS AND INSIDERS PARTICIPATION


  The Compensation Committee is composed of C. B. Myers, Jr., Chairman;
Thomas H. Taylor and Dr. Paul E. Coury, M.D. There were no interlocks of executive officers or Board Members of the Compensation or equivalent committee or another entity which has any executive officers serving on the Compensation
Committee of the Company. No executive officer of the Company serves as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company. No executive officer of the Company served as a member of the Compensation Committee of another entity, one of whose executive officers served as a director of the Company. No executive officer of the Company served as a member of the Compensation Committee of another entity, one of whose executive officers served on the Compensation Committee of the Company.


                        SUMMARY COMPENSATION TABLE

                                        Annual Compensation             Long-term
                                                                       Compensation

                                                        Other Annual      Options     All Other
Name and Principal Position    Year   Salary    Bonus   Compensation(6)   SARS (#)    Compensation(7)

Chairman of the Board &
Chief Executive Officer

Ben Hill Griffin, III (1)      1993  $100,000  $85,000      $19,600          -            -
                               1992   100,000   40,000        2,360          -            -
                               1991      -        -            -             -            -



Former Chief Executive
Officers

Robert A. Peiser (2)           1993    26,538     -             500          -         300,000
  President & CEO              1992   192,724  101,719        3,854          -            -
                               1991   185,192   30,000        8,295          -            -

Rolland G. Divin (3)           1993      -        -            -             -            -
  CEO                          1992      -        -            -             -         215,347
                               1991   170,050     -            -             -          77,197


Executive Officers

Gene Mooney (4)                1993   125,000   30,000       10,882          -            -
  President & Chief Operating  1992      -        -            -             -            -
  Offficer                     1991      -        -            -             -            -


John R. Alexander (5)          1993    80,417   35,000       21,481          -            -
  Senior Vice President &      1992    80,000   30,000        4,254          -            -
  Secretary                    1991      -        -            -             -            -


Dale A. Bruwelheide            1993    80,000   20,000       12,097          -            -
  Vice President & Chief       1992    79,128   22,167       12,889          -            -
  Financial Officer            1991    45,001    9,749        2,727         5,000         -


Conrad L. Williams             1993    82,680   20,670        8,060          -            -
  Vice President of            1992    84,626   22,187       20,060          -            -
  Sales & Marketing            1991    80,504   14,098        7,652         5,625         -



Former Executive Officers

Carl J. Deimling               1993    10,044     -             153          -         125,000
  Senior Vice President        1992   127,917   61,537        6,340          -            -
  Processing Operations        1991   134,923   43,333       11,678          -            -

Erroll L. Fielding             1993     6,690     -              53          -         100,000
  Senior Vice President        1992   102,179   51,188        6,702          -            -
  Grove Operations             1991   103,076   15,375        8,203          -            -

<F1>
(1) Ben Hill Griffin, III became Chairman of the Board of Directors and Chief
Executive Officer of the Company in May 1992 when Ben Hill Griffin, Inc. and affiliate purchased 52.3% of Orange-co, Inc.'s stock from Stoneridge Resources, Inc. The $100,000 represents his annual salary, only $33,718 of which was paid in fiscal 1992 due to the fact that he served in the position only part of the year.

<F2>
(2) Robert A. Peiser served as President and Chief Executive Officer from
December 1991 until May 1992 when he became President and Chief Operating
Officer until his departure in November 1992. Mr. Peiser previously served as President and Chief Operating Officer from August 1991 to December 1991 and as
Chief Operating Officer from April 1991 to August 1991. Mr. Peiser also served the Company as Senior Vice President from February 1990 to August 1991 and
Treasurer and Chief Financial Officer from December 1989 to August 1991.

<F3>
(3) Rolland G. Divin served the Company as Chief Executive Officer from April
1989 until his resignation in April 1991.

<F4>
(4) Gene Mooney joined the Company in November 1992 as President and Chief
Operating Officer. In October 1993 Mr. Mooney was elected to serve as a director of the Company. The $125,000 annual salary represents his annual salary of which $110,883 was paid in fiscal 1993 due to the fact that he served in this position only part of the year. Mr. Mooney's compensation also includes
$3,000 in 1993 for living expenses.

<F5>
(5) John R. Alexander joined the Company in June 1992 as Senior Vice President and Secretary. The $80,000 represents his annual salary, only $26,974 of which was paid in fiscal 1992 due to the fact that he served in the position only part of the year.

<F6>
(6) Other compensation amounts generally include Company contributions to the named executives' Deferred Compensation Plan and 401(k) Profit Sharing Plan,
Director fees, accrued amounts for automobile allowances and dues. Mr. Divin's amount also includes $30,773 in 1991 for moving and living allowances.

<F7>
(7) Amounts represent severance payments made or accrued in accordance with severance agreements between the named employed individuals and the Company.



              AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1993
                   AND FY-END 1993 OPTION/SAR VALUES(1)

                                                            Number of          Dollar Value of
                                                            Unexercised        Unexercised in-the
                                                            Options at Fiscal  Money Options at
                        Shares Acquired         Value       Year End 1993      Fiscal Year End
Name                    on Excercise (#)     Realized($)    (#) (2)            1993 ($)

Ben Hill Griffin, III       -0-                 -0-             -0-                  -0-

Robert A. Peiser          20,000              13,750            -0-                  -0-

Dale A. Bruwelheide         -0-                 -0-            5,000                 -0-

Conrad L. Williams          -0-                 -0-            5,625                 -0-

Carl J. Deimling          10,000               8,125            -0-                  -0-

Erroll L. Fielding        10,000               8,125            -0-                  -0-

<F1>
 (1)   The Company does not have a stock appreciation rights plan.

<F2>
 (2) All options listed were exercisable as of September 30, 1993. There were no options held by the named persons which were not exercisable as of September 30, 1993.


Contingent Compensation

  The Company maintains seven compensation plans under which the Executive Officers and key employees of the Company and its participating subsidiaries and affiliates are eligible for benefits.

  Company Stock Option Plans. The Company maintains two stock options plans, both of which have been approved by the Company's shareholders. The Company's Compensation Committee (the "Committee"), which is composed entirely of persons who are not eligible to participate in these plans,administers these plans and has discretion to select key employees to whom options will be granted and the number of shares subject to each option. Generally, options will be granted to an employee based upon the Committee's assessment of the employee's ability to contribute materially to the growth and development of the Company.

     Under the Company's 1987 Employee Stock Option Plan (the "1987 Plan"), the Committee may grant options that are incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options that do not meet the requirements of incentive stock options. Under the 1984 Incentive Stock Option Plan (the "1984 ISO Plan"), the Committee may grant only incentive stock options. The exercise price of options issued under the Company's stock option plans is equal to the fair market value of the Company's Common Stock on the date of grant, except that options issued under the Company's stock option plans as incentive stock options to persons possessing more than 10% of the voting power of the Company, its parent or subsidiaries must have an exercise price equal to 110% of the fair market value of the Common Stock on the date of grant.

     The following table contains information regarding the shares of Common
Stock reserved under the Company's stock option plans, the year each stock option plan terminates and the maximum term of options granted thereunder.
                                                     Plan        Maximum
                           Shares Reserved       Termination       Term
     Plan                  for Issuance              Date       of Option

     1987 Plan               750,000                 1997      10 years(1)(2)

     1984 ISO Plan            75,000                 1994      10 years(1)

<F1>
(1) 5 years for incentive stock options if the option holder owns more than 10% of the voting power of the Company, its parent or subsidiaries.

<F2>
(2)  10 years and 1 day for non-qualified stock options.


   Under the 1987 Plan, options generally become exercisable to the extent of 33 1/3% of the subject shares in each year beginning one year after the date of grant, subject to such other terms as the Committee may determine, but no option may be exercisable prior to one year from the date it is granted. However, all outstanding options granted under the 1987 Plan became immediately exercisable pursuant to its terms when Ben Hill Griffin, Inc. and an affiliate acquired beneficial ownership of more than 50% of the Company's then outstanding voting securities on May 28, 1992. Options granted to Mr. Randon A. Samelson, former Chairman and Chief Executive Officer of the Company, for 350,000 shares at exercise prices of ranging between $9.00 and $10.00 per share became immediately exercisable upon the occurrence of the termination of his employment with both he Company and Stoneridge and may be exercised for a term of five years from the date of such occurrence. Mr. Samelson terminated his employment with the Company during fiscal 1990 and with Stoneridge in August 1991. Under the 1984 ISO Plan, up to 40% of the shares subject to an option may be purchased on the initial date of grant and an additional 20% of the total option grant becomes exercisable each year thereafter. Payment for shares to be acquired upon exercise of options granted under the Company's stock option plans may be made in cash or, at the discretion of the Committee, by surrender of previously owned shares of Common Stock, which will be valued for such purposes at the average of the highest and lowest selling price on the New York Stock Exchange on the date of exercise. Under the 1984 ISO Plan, payment may also be made by giving a promissory note at the discretion of the Company's Board. During fiscal 1993, no options to purchase shares of Common Stock were awarded to the Company's Executive Officers under either Plan and no options were exercised by current Executive Officers under either Plan during fiscal 1993. Options exercised by former Executive Officers are shown in the Table on page 9.


   401(k) Plan. The Company has a Salary Deferral Plan which meets the qualifications of Section 401(k) of the Code (the "401(k) Plan"). Employees who have completed one year of continuous service, including at least 1,000 hours during the year, are eligible to make tax-deferred contributions of up to the lesser of 15% of annual compensation or that which is allowed under the Code (indexed annually). Employees who have completed two years of continuous service, including 1,000 hours during each year, are eligible to participate in an employer matching contribution. The Company will match 50% of an employee's contribution, up to a maximum match of 2% of annual compensation. Under certain circumstances, if the 401(k) Plan is considered "top-heavy" under applicable provisions of the Code, theCompany may be required to make a contribution to "non-key" employees and the amount of compensation taken into account for key employees may be limited. Contributions by the Company vest immediately. Withdrawals from tax-deferred and employer contribution accounts can generally be made only after reaching certain qualifications allowed under the Code. Amounts accrued for the benefit of the Company's Executive Officers during fiscal 1993 are reflected in the table under "Executive Compensation." The Company formerly maintained an Employee Stock Ownership Plan ("ESOP") qualified under Section 401(a) of the Code. Effective January 1, 1991, the ESOP was consolidated into the Company 401(k) Plan and all shares of Common Stock held in the ESOP were transferred to the 401(k) Plan. All ESOP participants became participants of the 401(k) Plan. Upon termination, each former participant of the ESOP will be entitled to receive all of his distribution in shares of Common Stock equal to the number of shares the participant held in the ESOP at the time of consolidation. The Company 401(k) Plan previously contained a profit sharing provision. Effective January 1, 1993, the 401(k) Plan was amended to provide that no further employer discretionary contribution would be made to the 401(k) Plan and a separate Profit Sharing Plan was adopted.


   Profit Sharing Plan. Effective January 1, 1993, the Company established a Profit Sharing Retirement Plan which meets the qualifications of Section 401(c) of the Code (Profit Sharing Plan). All employees begin participation on the later of January 1, 1993 or date of employment. Vesting is governed by seven year graduated vesting including credit for continuous service with the Company prior to the effective date. Participants' accounts will fully vest upon death, disability or attainment of retirement age. Withdrawals may be made upon the occurrence of death, total disability or retiring at age 65. The Company's discretionary contribution is determined annually and is allocated among eligible participants' accounts in the proportion that each participant's compensation bears to the total compensation of all eligible employees during the year. Amounts accrued for the benefit of the Company's Executive Officers during fiscal 1993 are reflected in the table under "Executive Compensation."


   Deferred Compensation Plan. Because the Company's Executive Officers are effectively precluded from meaningful participation in the Company's 401(k) Plan, the Company has established a non-qualified, unfunded plan to permit Executive Officers to defer receipt of a percentage of pre-tax annual compensation. The Deferred Compensation Plan is administered by the Compensation Committee, which selects from senior management, top executive and highly compensated employees, those employees who will participate in the Deferred Compensation Plan. Contributions are invested in specially designed insurance contracts, of which the Company is owner and beneficiary.
Participants are guaranteed a rate of return no less than the Moody's Seasoned Long Term Bond Index. The Company will match 50% of an employee's contribution, up to a maximum match of 2% of annual compensation. In the event of the death of an employee, a participant's beneficiary is entitled to the greater of five times the amount deferred in the participant's initial year or the total amount credited to the participant's account. Benefits are paid in ten consecutive annual installments, or can be paid in a single lump sum with Committee approval. Amounts accrued for the benefit of the Company's Executive Officers during fiscal 1993 are reflected in the table under "Executive Compensation."


   Bonus Plan. The Board of Directors has established a Bonus Plan to reward all executive, management and supervisory personnel for contributions to the operations and profits of the Company. The Plan is discretionary and all bonuses will be awarded only at the discretion of the Board of Directors.


   Group Long-Term Disability Plan. The Company's non-participating group long-term disability insurance plan (the "LTDP") provides reimbursement to disabled employees equal to 60% of their basic monthly earnings, subject to a maximum monthly benefit of $8,000. No payments were made to the Company's current and former Executive Officers under the LTDP during fiscal 1993.


Other Compensation.

   Pursuant to a severance agreement with Mr. Divin, formerly a CEO of the Company, the Company was obligated to pay him $289,407 in eighteen installments commencing June 1991. During fiscal 1992, the Company paid Mr. Divin $215,347, including all amounts accelerated pursuant to the terms of the Agreement when Ben Hill Griffin, Inc. and an affiliate acquired beneficial ownershipof more than 50% of the Company's then outstanding voting securities. Pursuant to a severance agreement with Mr. Deimling, a former Senior Vice President of the Company, the Company paid him $125,000 on the date of his termination during fiscal 1993. Pursuant to a severance agreement with Mr. Fielding, a former Senior Vice President of the Company, the Company paid him $100,000 in three quarterly installments during fiscal 1993. Pursuant to a severance agreement with Mr. Peiser, former President and CEO of the Company, the Company paid him $300,000 during fiscal 1993.


                          STOCK PERFORMANCE GRAPH

   As part of the executive compensation information presented in this Proxy Statement, the Securities and Exchange Commission requires a five-year comparison of stock performance of the Company with stock performance of a broad equity index such as the S&P 500 Stock Index and either a published industry index or a Company-constructed peer group index.

   The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years, with the cumulative total return on the S&P 500 Index and the S&P Food Stock index of the same period. (Assuming a fixed investment of $100 in the Company's Common Stock, the S&P 500 Index and the S&P Food Stock index on September 30, 1988.)

   There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph below. The Company will not make nor endorse any predictions as to future stock performance.


COMPARITIVE STOCK PERFORMANCE GRAPH APPEARS HERE.


The following table represents the data points associated with the comparitive stock performance graph.

INDEX            1988     1989     1990     1991     1992     1993

S&P Food(1)      100      161      163      229      260      235
S&P 500(2)       100      139      132      173      192      217
Orange-co, Inc   100      111       72       58       79       57

<F1>
(1)  Total return calculations for the S&P 500 Index were performed by Standard
     & Poor's Compustat Services, Inc.

<F2>
(2) Total return calculations for the S&P Food Index (consisting of approximately 15 companies) is maintained by Standard & Poor Inc. and reported in "Stocks in the S&P 500". Total return calculations for the S&P
     Food Index were performed by Standard & Poor's Compustat Services, Inc.


                  TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Company handled 2,541,187 boxes of fruit under a Marketing Contract during fiscal 1993 for Ben Hill Griffin, Inc., a Company controlled by Ben Hill Griffin, III, the Company's Chairman of the Board and Chief Executive Officer. The continuing Marketing Contract is equivalent to contracts with other growers and provides for modifications and cancellation by either party by giving notice prior to August first preceding the next fruit season. Under the contract terms, Ben Hill Griffin, Inc.'s fruit is processed and marketed along with fruit from the Company and from other growers. Proceeds from sales of finished products and all by-products, less costs of processing and marketing fee, are paid to growers on the basis of fruit delivered to the Company. The Company makes advances on sales which will be recovered from the final sales returns. The total amount paid to Ben Hill Griffin, Inc. under the terms of this contract during the year ended September 30, 1993 was $7,241,788. Additionally, the Company paid Ben Hill Griffin, Inc. $194,146 for citrus trees at prices generally prevailing in the industry for trees of comparable quality.


                           SHAREHOLDER PROPOSAL

A proposal has been submitted by a shareholder to require directors to own 10,000 shares of company stock to qualify. The rationale submitted is as follows: "A Director needs more than just a token investment in the Company they are overseeing in order to provide adequate incentive for excellence and more importantly, a keen interest in direction of the stock price. A $50,000 investment in OJ stock is not a unrealistic requirement considering the upper economic status that all Directors enjoy." Upon request by any person, the Company will furnish the identity of the proponent, his address and number of shares of Company stock owned.

The affirmative vote of a majority of the votes cast by holders of shares of common stock at the meeting is required to approve the shareholder proposal.


                            Management Position

The Company's Board of Directors opposes the adoption of the proposal. While the Board encourages its directors to own Company stock and all of the current nominees for director and all of the directors currently serving own Company stock as set forth in this Proxy Statement, the Board does not concur with the proponent's attempt to set a threshold limit of 10,000 shares in order to serve as a director. The Company believes that directors should be selected based upon their business acumen, knowledge of the industry in which the Company operates and ability to help the Company achieve its business objectives. Those eligible for selection should not be limited based on the number of shares of the Company owned by such person.

For all of the reasons indicated above, the Board of Directors recommends that the shareholders vote AGAINST the proposal.


                           INDEPENDENT AUDITORS

   KPMG Peat Marwick was engaged to audit the financial statements of the Company and its subsidiaries for the 1993 fiscal year and is expected to act in such capacity for the 1994 fiscal year. A representative of KPMG Peat Marwick is expected to be present at the Annual Meeting, will be afforded an opportunity to make a statement at the Meeting if desired, and will be available to respond to appropriate questions. The Board of Directors' selection of KPMG Peat Marwick as auditors will not be placed before the shareholders for ratification.


         OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING

   The Company's management knows of no business which may come before the Annual Meeting except that indicated above. However, if other business is brought before the Annual Meeting, the persons acting under the enclosed form of proxy may vote thereunder in accordance with their best judgment.


                     PROPOSALS FOR 1995 ANNUAL MEETING

   Shareholders' proposals intended to be presented at the 1995 Annual Meeting should be sent certified mail, return receipt requested, and must be received by the Company at its principal executive offices (Attention: Corporate Secretary) by August 28, 1994 for inclusion in the proxy statement and the form of proxy for that meeting. Such proposals may be made only by persons who are shareholders, beneficially or of record on the date the proposals are submitted and who continue in such capacity through the 1995 Annual Meeting date, of at least 1% or $1,000 in market value of securities entitled to be voted at the meeting, and have held such securities for at least one year.


                          By Order of the Board of Directors,




                          John R. Alexander
                          Secretary